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[MINTZ LEVIN LOGO OMITTED]                                       Chrysler Center
 KENNETH R. KOCH | 212 692 6768 |  kkoch@mintz.com              666 Third Avenue
                                                             New York, NY  10017
                                                                    212-935-3000
                                                                212-983-3115 fax
                                                                   www.mintz.com





                                     August 30, 2006


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


         RE:    NAVIOS MARITIME HOLDINGS INC.
                DEL-AM
                File No. 333-136936


Dear Sir or Madam:

         Reference is made to the Registration Statement (the "Registration Statement") on Form F-3 filed by Navios Maritime Holdings Inc. ("Navios") on August 28, 2006 (file number 333-136936). On behalf of Navios, the Registration Statement is hereby amended to include the following:

         "THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE."




                                              Sincerely,


                                              /s/ Kenneth R. Koch


                                              Kenneth R. Koch